Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254696

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 25, 2021)

$150,000,000

VALLEY NATIONAL BANCORP

6.25% Fixed-to-Floating Rate Subordinated Notes due 2032

We are offering $150,000,000 aggregate principal amount of our 6.25% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”). The Notes will mature on September 30, 2032. From and including the date of original issuance to, but excluding, September 30, 2027 or the date of earlier redemption, the Notes will bear interest at a fixed rate of 6.25% per annum, payable semiannually in arrears on March 30 and September 30 of each year, commencing on March 30, 2023. From and including September 30, 2027, to, but excluding the maturity date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR (as defined herein)) plus a spread of 278 basis points for each quarterly interest period during the floating rate period, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 2027. Notwithstanding the foregoing, in the event that the benchmark rate is less than zero, then the benchmark rate will be deemed to be zero.

We may, at our option, redeem the Notes (i) in whole at any time or in part from time to time, beginning with the interest payment date of September 30, 2027, and on any interest payment date thereafter or (ii) in whole but not in part upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or Valley National Bancorp becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”). The redemption price for any redemption is 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Any early redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System to the extent then required under applicable laws or regulations, including capital regulations.

There is no sinking fund for the Notes. The Notes will be unsecured and subordinated in right of payment to the payment of our existing and future senior debt, including all liabilities to our general creditors, and will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including the bank deposits and claims of other creditors of our subsidiary bank. The Notes will be equal in right of payment with any of our existing and future subordinated indebtedness, including our 5.125% subordinated debentures due September 27, 2023, our 4.55% subordinated debentures due June 30, 2025, our 5.25% fixed-to-floating rate subordinated notes due June 15, 2030 and our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031. In the event of our bankruptcy or insolvency, the holders of the Notes will not be entitled to receive any payment with respect to the Notes until all holders of senior debt are paid in full. The Notes will be obligations of Valley National Bancorp only and are not obligations of, and are not guaranteed by, any of our subsidiaries. For a more detailed description of the Notes, see “Description of Notes.”

We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently, there is no public market for the Notes.

	Price to Public (1)	Underwriting Discounts (2)	Proceeds to Us (Before Expenses)
Per Note	100.000%	1.000%	99.000%
Total	$150,000,000	$1,500,000	$148,500,000

(1)	Plus accrued interest, if any, from the original issue date.
(2)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We intend to use an amount equal to the net proceeds from this offering to finance or re-finance, in part or in full, new and/or existing social and/or green eligible assets as described under “Use of Proceeds.”

Investing in the Notes involves risks, including that the interest rate on the Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2021, as they may be supplemented from time to time in subsequent filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency. The Notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, on or about September 20, 2022, which is the third business day following the date of pricing of the Notes (such settlement being referred to as “T+3”). See “Extended Settlement” beginning on page S-iii of this prospectus supplement and “Underwriting” beginning on page S-53 of this prospectus supplement for details.

Joint Book-Running Managers

Piper Sandler	Morgan Stanley

Co-Manager

R. Seelaus & Co., LLC

The date of this prospectus supplement is September 15, 2022

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the Notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.

The accompanying prospectus is part of a registration statement on Form S-3 (File No. 333-254696) that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, including the subordinated debt securities offered hereby, preferred stock, depositary shares, common stock, warrants or units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC related to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-iv of this prospectus supplement and page 1 of the accompanying prospectus.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since that date.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in the Notes.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions.

References in this prospectus supplement and the accompanying prospectus to “Valley,” “we,” “us” and “our,” when used to describe the issuer of the Notes, are to Valley National Bancorp and not to any of its subsidiaries. Other references to these terms are to Valley National Bancorp and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

S-ii

EXTENDED SETTLEMENT

We expect that delivery of the Notes will be made against payment therefor on or about September 20, 2022, which will be the third business day following the date of pricing of the Notes, or “T+3.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and on our website at www.valley.com. Except as specifically incorporated by reference in this prospectus supplement, information on our website is not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of such information.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	documents that are incorporated by reference herein are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC (other than information deemed to have been furnished, and not filed, in accordance with the SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022 (the “2021 Annual Report”);

•	Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2022, that are specifically incorporated by reference in the Annual Report;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, filed with the SEC on May 9, 2022, and June 30, 2022, filed with the SEC on August 9, 2022; and

•

Current Reports on Form 8-K, filed with the SEC on January 4, 2022, January  14, 2022, February  22, 2022, April 1, 2022 (as amended by Amendment No.  1, filed with the SEC on June  13, 2022), April  27, 2022, May  20, 2022 and September 15, 2022.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed, in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents

S-iv

incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the Notes.

Our business, financial condition, results of operations and prospects may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Tina Zarkadas

Telephone: (973) 305-3380

S-v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains, and incorporates by reference certain documents containing, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties and our actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include, but are not limited to:

•	the inability to realize expected cost savings and synergies from the Bank Leumi Le-Israel Corporation (“Bank Leumi USA”) acquisition in the amounts or timeframe anticipated;

•	greater than expected costs or difficulties relating to Bank Leumi USA integration matters;

•	the inability to retain customers and qualified employees of Bank Leumi USA;

•	greater than expected non-recurring charges related to the Bank Leumi USA acquisition;

•

the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment, supply chain interruptions, inflation, Federal Reserve actions impacting the level of market interest rates and an increase in business failures, specifically among our clients;

•

the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases and new variants of COVID-19 may arise in our primary markets;

•	continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets;

•

the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;

•	the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;

•

damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;

•

a prolonged downturn in the economy, mainly in New Jersey, New York, Florida, Alabama, California, and Illinois, as well as an unexpected decline in commercial real estate values within our market areas;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

•	a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

S-vi

•

greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley’s branch transformation strategy;

•

cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•

results of examinations by the Office of the Comptroller of the Currency (“OCC”), the Federal Reserve Bank (“FRB”), the Consumer Financial Protection Bureau (“CFPB”) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•

our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; and

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus, as well as the factors disclosed under the heading “Risk Factors” in Item 1A of the 2021 Annual Report and in other periodic and current reports we file with the SEC from time to time. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. See “Where You Can Find More Information” above and “Risk Factors” below.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Valley National Bancorp

Valley National Bancorp, headquartered in Wayne, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a financial holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (“Holding Company Act”). At June 30, 2022, Valley had:

•	consolidated total assets of $54.4 billion,

•	total net loans of $43.1 billion;

•	total deposits of $43.9 billion; and

•	total shareholders’ equity of $6.2 billion.

In addition to its principal subsidiary, Valley National Bank (commonly referred to as the “Bank” in this prospectus supplement), Valley owns all of the voting and common shares of GCB Capital Trust III, State Bancorp Capital Trusts I and II, and Aliant Statutory Trust II at June 30, 2022 through which trust preferred securities were issued. These trusts are not consolidated subsidiaries. See Note 11 to the consolidated financial statements included in the 2021 Annual Report, which is incorporated by reference in this prospectus supplement.

Valley National Bank has been chartered as a national banking association under the laws of the United States since 1927. Valley offers a full suite of national and regional banking solutions through various commercial, retail, insurance and wealth management financial services products.

Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, small business loans, equipment financing, insurance and wealth management financial services products, cash management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers national niche financial services, including loan and deposit products for homeowners associations, technology companies and venture capital funds, insurance premium financing and cannabis-related business banking.

The Bank provides convenient account access to customers through a number of account management services, including access to more than 240 convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, Illinois, and Pennsylvania; online and mobile banking; drive-in and night deposit services; telephone banking; automated teller machines; remote deposit capture; and safe deposit facilities. In addition, certain international banking services are available to customers, including standby letters of credit, documentary letters of credit and related products, and certain ancillary services, such as foreign exchange transactions, documentary collections, foreign wire transfers, as well as transaction accounts for non-resident aliens.

Valley and the Bank’s subsidiaries, excluding trusts, are all included in the consolidated financial statements of Valley. These subsidiaries include, but are not limited to:

•	an insurance agency offering property and casualty, life and health insurance;

•	an asset management adviser that is a registered investment adviser with the SEC;

•	a title insurance agency in New York which also provides services in New Jersey;

•	an advisory firm specializing in the investment and management of tax credits;

•	subsidiaries which hold, maintain and manage investment assets for the Bank;

•	a subsidiary which specializes in health care equipment lending and other commercial equipment leases;

•	a broker/dealer subsidiary acquired in the acquisition of Bank Leumi USA (as defined below) that supports the private banking activities of Bank Leumi USA; and

•	a subsidiary which owns and services New York commercial loans.

The Bank’s subsidiaries also include real estate investment trust subsidiaries (“REIT” subsidiaries), which own real estate related investments and a REIT subsidiary, which owns some of the real estate utilized by the Bank and related real estate investments. Except for Valley’s REIT subsidiaries and Valley’s insurance agency (10% of which is owned by the insurance agency’s Co-Presidents), all subsidiaries mentioned above are directly or indirectly wholly owned by Valley. Because each REIT must have 100 or more shareholders to qualify as a REIT, each REIT subsidiary has issued less than 20 percent of its outstanding non-voting preferred stock to individuals, most of whom are current or former Bank employees. The Bank owns the remaining preferred stock and all the common stock of the REIT subsidiaries.

Recent Acquisitions

Valley has grown significantly in the past several years both through organic efforts and through bank acquisitions that expanded our business footprint in New Jersey, Florida, New York, California, and Illinois. Certain recent transactions are discussed further below.

Bank Leumi Le-Israel Corporation. On April 1, 2022, Valley completed its acquisition of Bank Leumi Le-Israel Corporation, the U.S. subsidiary of Bank Leumi Le-Israel B.M., which subsidiary is referred to as “Bank Leumi USA.” Bank Leumi USA maintained its headquarters in New York City with commercial banking offices in Chicago, Los Angeles, Palo Alto, and Aventura, Florida. At the acquisition date, Bank Leumi USA had approximately $8.6 billion in assets, $5.9 billion in loans and $7.0 billion in deposits, after purchase accounting adjustments. The common shareholders of Bank Leumi USA received 3.8025 shares of Valley common stock and $5.08 in cash for each Bank Leumi USA common share that they owned. As a result, Valley issued approximately 85 million shares of common stock and paid $113.4 million in cash in the transaction. Based on Valley’s closing stock price on March 31, 2022, the transaction was valued at $1.2 billion, inclusive of the value of options. As a result of the acquisition, Bank Leumi Le-Israel B.M. owned approximately 14 percent of Valley’s common stock as of April 1, 2022.

The Westchester Bank Holding Corporation. On December 1, 2021, Valley completed its acquisition of The Westchester Bank Holding Corporation (“Westchester”) and its principal subsidiary, The Westchester Bank, which was headquartered in White Plains, New York. As of December 1, 2021, Westchester had approximately $1.4 billion in assets, $915.0 million in loans, and $1.2 billion in deposits after purchase accounting adjustments and a branch network of seven locations in Westchester County, New York. The acquisition represented a significant addition to Valley’s New York franchise, and enabled Valley to expand into the Westchester County,

New York market. The common shareholders of Westchester received 229.645 shares of Valley common stock for each Westchester share they owned prior to the merger. The total consideration for the merger was $211.1 million, consisting of approximately 15.7 million shares of Valley common stock. Full systems integration was completed in February 2022.

Our principal executive offices and telephone number are:

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

(973) 305-8800

The Offering

The following summary of this offering contains basic information about this offering and the terms of the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of Notes.”

Issuer:	Valley National Bancorp, a New Jersey corporation

Securities Offered:	$150,000,000 aggregate principal amount of 6.25% Fixed-to-Floating Rate Subordinated Notes due 2032

Maturity Date:	The Notes will mature on September 30, 2032 (the “Maturity Date”).

Issue Date:	September 20, 2022

Interest:	From and including the date of original issuance to, but excluding, September 30, 2027 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a fixed rate of 6.25% per annum, payable semi-annually in arrears on March 30 and September 30 of each year (each, a “fixed rate interest payment date”), commencing on March 30, 2023. The last fixed rate interest payment date for the fixed rate period will be September 30, 2027.

From and including September 30, 2027 to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 278 basis points. For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on December 30, 2027. Notwithstanding the foregoing, if the benchmark rate is less than zero, the benchmark rate will be deemed to be zero.

For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of Notes—Interest”).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of

Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of Notes—Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of Notes”) plus 278 basis points.

Record Dates:	Interest on each Note will be payable to the person in whose name such Note is registered on the fifteenth day immediately preceding the applicable interest payment date, whether or not such day is a business day.

Ranking:	The Notes will be unsecured, subordinated and:

•	will rank junior in right of payment and upon our liquidation to any existing and all future Senior Debt (as defined under “Description of Notes” in this prospectus supplement);

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•

will rank equal in right of payment and upon our liquidation with any existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes, including our 5.125% subordinated debentures due September 27, 2023, our 4.55% subordinated debentures due June 30, 2025, our 5.25% fixed-to-floating rate subordinated notes due June 15, 2030 and our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031;

•

will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures underlying outstanding trust preferred securities, and (ii) any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes;

•	will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

will be structurally subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

The Notes are not savings accounts or deposits and they are not insured by the United States, the FDIC or any other agency or fund of the United States.

As of June 30, 2022, we (at the holding company level) had no indebtedness ranking senior to the Notes other than liabilities of approximately $105 million to general creditors. In addition, as of such date, we had $640 million in aggregate principal amount of indebtedness (consisting of $125 million in aggregate principal amount of our 5.125% subordinated debentures due September 27, 2023, $100 million in aggregate principal amount of our 4.55% subordinated debentures due June 30, 2025, $115 million in aggregate principal amount of our 5.25% fixed-to-floating rate subordinated notes due June 15, 2030 and $300 million in aggregate principal amount of our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031) ranking equally with the Notes and $60.8 million in aggregate principal amount of indebtedness (consisting of our junior subordinated debentures) ranking junior to the Notes. As of June 30, 2022, the Bank had $43.9 billion in total deposits, $2.2 billion of Federal Home Loan Bank (“FHLB”) advances, $143 million of securities sold under agreements to repurchase, and no federal funds purchased, and the Bank and our other subsidiaries had $1.3 billion of other liabilities, excluding intercompany liabilities, to which the Notes will be structurally subordinated. The FHLB advances are secured by mortgage loan related collateral and the customer repurchase agreements are secured by investment securities. For more information, see “Description of Notes—Subordination” in this prospectus supplement.

The Indenture, as hereinafter defined, that will govern the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may incur hereafter.

Redemption:	We may, at our option, beginning with the interest payment date of September 30, 2027, and on any interest payment date thereafter, redeem the Notes, in whole at any time or in part from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of Notes—Redemption.”

We may also redeem the Notes at any time prior to their maturity, including prior to September 30, 2027, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or Valley becoming required to register as an investment company pursuant to the 1940 Act.

Sinking Fund:	There is no sinking fund for the Notes.

Form:	Fully registered global notes in book-entry form.

Denominations:	$1,000 minimum denominations and integral multiples of $1,000 in excess thereof

Further Issuances:	The Notes will be limited initially to $150,000,000 in aggregate principal amount. We may, however, “reopen” the Notes and issue an unlimited principal amount of additional Notes in the future without the consent of the Note holders.

Use of Proceeds:	We estimate that the net proceeds from this offering will be approximately $147.5 million, after deducting estimated expenses and underwriting discounts and commissions. We intend to use an amount equal to the net proceeds from this offering to finance or re-finance, in part or in full, new and/or existing social and/or green eligible assets. See “Use of Proceeds.”

Tax Considerations:	You should carefully review the section “Certain United States Federal Income Tax Consequences” in this prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

ERISA Considerations:	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan or other retirement plan, you should read “Certain Benefit Plan and ERISA Considerations.”

The Indenture and the Trustee:	The Notes will be issued pursuant to a subordinated indenture between us and U.S. Bank Trust Company, National Association, herein referred to from time to time as U.S. Bank or as trustee, as supplemented by a supplemental indenture to be dated as of the original issue date of the Notes. We refer to the subordinated indenture, as supplemented by the supplemental indenture, as the “Indenture.”

Calculation Agent:	We will appoint a calculation agent for the Notes prior to the commencement of the floating rate period. We will act as the initial calculation agent.

Listing and Trading Markets:	We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently there is no public market for the Notes and there can be no assurances that any public market for the Notes will develop.

Risk Factors:	Investing in the Notes involves risks. Please refer to “Risk Factors” beginning on page S-8 of this prospectus supplement, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the Indenture governing the Notes will be governed by New York law.

RISK FACTORS

An investment in the Notes is subject to certain risks. Before you decide to invest in the Notes, you should consider the risk factors below relating to the offering as well as the risk factors described in Item 1A of the 2021 Annual Report, as they may be supplemented by other documents incorporated by reference in this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be adversely affected. If this were to happen, our ability to pay principal and interest on the Notes, and the value of the Notes, could decline significantly, and you could lose all or part of your investment. This prospectus supplement is qualified in its entirety by those risk factors.

Risks Related to the Notes and this Offering

The amount of interest payable on the Notes will vary on and after September 30, 2027.

As the interest rate of the Notes will be calculated based on SOFR from September 30, 2027 to, but excluding, the Maturity Date or earlier redemption date and SOFR is a floating rate, the interest rate on the Notes will vary on and after September 30, 2027. During the floating rate period, the Notes will bear interest at a rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 278 basis points for each quarterly interest period during the floating rate period; provided that in the event the benchmark rate is less than zero, then the benchmark rate will be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rate and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the Notes during the floating rate period.

You should not rely on indicative or historical data concerning the Secured Overnight Financing Rate (“SOFR”).

The interest rate for the Notes during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked Notes, we mean the Notes at any time when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the benchmark rate on the SOFR-linked Notes during the floating rate period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of 2.78% per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. In addition, several new alternative reference rates that reflect bank-specific credit risk have been introduced, and one or more of these credit-sensitive rates could achieve stronger market acceptance than rates that are based on SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Notes.

The interest rate for Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the Notes, the interest rate on the Notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. On July 29, 2021, the ARRC formally recommended the use of the CME Group’s computation of forward-looking SOFR term rates. Nonetheless, continued uncertainty surrounding the adoption and use of forward-looking term rates based on SOFR, including the CME Group’s computation, could have a material adverse effect on the return on, value of and market for the Notes. If, at the commencement of the floating rate period for the Notes, the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.”

Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period. The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions will be conclusive and binding, absent manifest error, and could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the Notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment).

However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the Notes and the trading prices for the Notes.

Under the benchmark transition provisions of the Notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current benchmark that it is replacing.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the Notes at our option, in whole at any time or in part from time to time, beginning with the interest payment date of September 30, 2027, and on any interest payment date thereafter. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the Notes in whole but not in part upon the occurrence of (i) a “Tier 2 Capital Event,” (ii) a “Tax Event” or (iii) Valley National Bancorp becoming required to register as an investment company pursuant to the 1940 Act. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date. If any redemption occurs, interest on the Notes will cease to accrue and be paid, and holders will lose the opportunity to collect interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on Notes. See “Description of Notes—Redemption.”

Our obligations under the Notes will be unsecured and subordinated to our existing and future Senior Debt and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Our obligations under the Notes will be unsecured and will rank junior to the following, unless, by its terms, the below-listed obligation ranks equal with, or junior to, the Notes:

•

any of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	any of our capital lease obligations;

•

any of our obligations issued or assumed as the deferred purchase price of property, our conditional sale obligations and our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•

any of our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions;

•

any of our obligations associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	any of the above listed types of obligations of other persons for the payment for which we are responsible or liable, directly or indirectly, as obligor, guarantor or otherwise;

•	any of the above listed types of obligations of other persons secured by any lien on any of our property or assets whether or not we assume that obligation; and

•	any deferrals, renewals or extensions of any of the above listed obligations.

If we default on payments under any of these obligations that are senior to the Notes, or if any of these senior obligations are accelerated or any judicial proceeding with respect to a default is pending, we will not be able to make payments on the Notes unless we cure the default. If we liquidate, go bankrupt or dissolve, we will be permitted to pay under the Notes only after we have paid in full all of our liabilities that are senior to the Notes. In addition, the Notes will rank pari passu with our 5.125% subordinated debentures due September 27, 2023, our 4.55% subordinated debentures due June 30, 2025, our 5.25% fixed-to-floating rate subordinated notes due June 15, 2030 and our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031.

As of June 30, 2022, we (at the holding company level) had no indebtedness ranking senior to the Notes other than liabilities of approximately $105 million to general creditors. In addition, as of such date, we had $640 million in aggregate principal amount of indebtedness (consisting of $125 million in aggregate principal amount of our 5.125% subordinated debentures due September 27, 2023, $100 million in aggregate principal amount of our 4.55% subordinated debentures due June 30, 2025, $115 million in aggregate principal amount of our 5.25% fixed-to-floating rate subordinated notes due June 15, 2030 and $300 million in aggregate principal amount of our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031) ranking equally with the Notes and $60.8 million in aggregate principal amount of indebtedness (consisting of our junior subordinated debentures) ranking junior to the Notes.

In the future, we may incur substantial other indebtedness, including Senior Debt and indebtedness ranking equally with the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may incur hereafter.

Due to the subordination of the Notes described in “Description of Notes—Subordination,” in the event of our insolvency, funds that we would otherwise use to pay to the holders of the Notes would be used to pay the holders of any Senior Debt outstanding at that time to the extent necessary to pay such Senior Debt in full. In addition, the holders of any Senior Debt could restrict or prohibit us from making payments on the Notes.

We are a holding company and depend on our subsidiaries for payments of principal and interest.

We are a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on the Notes and our other securities is dividends and other distributions from the Bank. Our ability to receive dividends and other distributions from the Bank as a source of funds is contingent on a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet. The National Bank Act limits the amount of dividends that our national banking association subsidiary may pay to us without regulatory approval. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. In addition, the Bank may not, without prior regulatory approval, declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the Bank in the year exceeds the sum of the Bank’s net income for the year to date and retained net income for the two prior years, less certain transfers. Under the foregoing dividend restrictions, as of June 30, 2022, the Bank would be permitted to pay dividends totaling approximately $584 million to us, without obtaining the approval of OCC.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring bank holding companies and national banks to pay dividends only out of current operating earnings.

Dividend payments from the Bank would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if the Bank is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, the Bank is subject to restrictions under federal law that limit its ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by the Bank with us are limited to 10% of the Bank’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of the Bank’s capital stock and surplus. As of June 30, 2022, a maximum of approximately $1.0 billion was available to us from the Bank pursuant to these limitations. Moreover, loans and extensions of credit by the Bank to its affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms. Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank and our other subsidiaries in an amount sufficient to pay interest on or principal of the Notes.

The Notes will be the obligations of Valley National Bancorp and not obligations of the Bank or any of our other subsidiaries, and will be structurally subordinated to the debt and other liabilities of the Bank and our other subsidiaries, which will not guarantee the Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, as well as liabilities to general creditors. The Notes are not obligations of, nor guaranteed by, the Bank or our other subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that the Bank or our other subsidiaries may incur hereafter.

As of June 30, 2022, the Bank had $43.9 billion in total deposits, $2.2 billion of FHLB advances, $143 million of securities sold under agreements to repurchase, and no federal funds purchased, and the Bank and our other subsidiaries had $1.3 billion of other liabilities, excluding intercompany liabilities, to which the Notes will be structurally subordinated. The FHLB advances are secured by mortgage loan related collateral and the customer repurchase agreements are secured by investment securities.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or the Bank. There is no automatic acceleration or right of acceleration in the case of default in the payment of interest on the Notes or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of Notes—Events of Default.”

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Notes.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness, including Senior Debt, in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting our ability to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The Indenture does not limit the incurrence of additional indebtedness by us, including secured indebtedness, which would be effectively senior to the Notes to the extent of the value of the collateral securing such indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the Notes, or to fund our other liquidity needs.

The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the Indenture governing the Notes does not contain any financial covenants.

We are not restricted by the terms of the Indenture from incurring additional debt at the holding-company level, including secured or unsecured debt, that ranks senior or equal to the Notes, or from repurchasing our securities. In addition, the Indenture does not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

As a result, the terms of the Indenture do not protect you in the event of an adverse change in our financial condition or results of operations, and you should not consider the terms of the Indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the Notes.

A downgrade in our credit ratings or the ratings of the Bank could have a material adverse impact on us, and our credit ratings may not reflect all risks of an investment in the Notes.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our and the Bank’s long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our and the Bank’s control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we and the Bank may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or the Bank’s credit ratings could also increase our and the Bank’s borrowing costs and limit access to the capital markets.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit our access to or increase our cost of capital.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The Notes will not be savings accounts, deposits or other obligations of the Bank and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We cannot assure you that an active trading market will develop for the Notes, or that such a market, if developed, will be maintained or will be liquid.

There is currently no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to have the Notes quoted on a quotation system. Although we have been informed by the underwriters that they intend to make a market in the Notes after the offering is completed, the underwriters may cease market-making at any time without notice. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Further, because SOFR is a relatively new market index, an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.

As a result, we cannot assure you that an active trading market will develop for the Notes, or if an active trading market develops, that it will be maintained. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of Notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the Notes.

The calculation agent will determine the interest rate during the floating rate period. We will act as the initial calculation agent for the Notes. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.

You will have no rights against the publishers of the benchmark rate.

You will have no rights against any person publishing benchmark rates, even though the amount you receive on each interest payment date after September 30, 2027 will depend on the level of the benchmark rate for each quarterly interest period during the floating rate period. The publishers of any benchmark rate are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

The market value of the Notes may be influenced by unpredictable factors.

Certain factors, many of which are beyond our control, will influence the value of the Notes and the price, if any, at which securities dealers and others may be willing to purchase or sell the Notes in any secondary market for the Notes, including, but not limited to:

•	our creditworthiness, financial performance and financial condition from time to time;

•	prevailing interest rates;

•	supply and demand for the Notes;

•	economic, financial, political or regulatory events or judicial decisions that affect us or the financial markets generally, including the introduction of any financial transactions tax;

•	the market for similar securities;

•	changes in our published credit ratings; and

•	the trading price of our common stock.

Accordingly, if an investor in the Notes sells those Notes in the secondary market, it may not be able to obtain a price that will provide it with a desired yield, a price equal to the principal amount of the Notes or a price equal to the price that the investor paid for the Notes.

Risks Related to the Use of Proceeds

There can be no assurance that the Eligible Assets (as defined in “Use of Proceeds”) will meet investor criteria and expectations regarding environmental, social impact and sustainability performance.

We intend to use an amount equal to the net proceeds from the sale of the Notes to finance and/or re-finance, in full or in part, existing and/or new social and/or green “Eligible Assets” as defined under the Sustainable Financing Framework adopted by us (the “Framework”). See “Use of Proceeds.” You should consider the information set out in this prospectus supplement regarding such use of proceeds and must determine for yourself the relevance of such information for the purpose of any investment in the Notes together with any other investigation you deem necessary. We have significant flexibility in allocating the net proceeds from the Notes, including reallocating the net proceeds in the event we determine in our discretion that projects receiving allocation no longer meet the criteria for Eligible Assets. There can be no assurance that such use of proceeds for any Eligible Assets will satisfy, whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which any investor or its investments are required to comply, whether by any present or future applicable law or regulations or by its own bylaws or other governing rules or investment portfolio mandates, ratings criteria, taxonomies or standards or other independent expectations, in particular, with regard to any direct or indirect environmental, sustainability or social impact of any Eligible Assets. Furthermore, in connection with the allocation of an amount equal to the net proceeds of the sale of the Notes to Eligible Assets, no assurance can be given that such allocation will be capable of being implemented in such manner or in accordance with any timing schedule, or that any such financing of Eligible Assets will be completed within any specified period or at all or with the results or outcome that we originally expected or anticipated.

Any failure to apply the net proceeds from this offering in the manner set forth in “Use of Proceeds,” or the withdrawal of any opinion, certification or evaluation of a third party, or any attestation that we are not complying in whole or in part with any matters subject to such opinion, certification or evaluation, or any failure of use of proceeds for any Eligible Assets to satisfy investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines, may have a material adverse effect on the value of the Notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose. However, there is no contractual obligation to allocate an amount equal to the net proceeds of the sale of the Notes to Eligible Assets or to manage and provide periodic progress reports on allocation of such net proceeds or periodic reports on the impact of the Eligible Assets as described under “Use of Proceeds,” and any failure to do so will not constitute a default or an event of default under the Notes or the Indenture. No underwriter for this offering is responsible for assessing or verifying whether or not the Eligible Assets to which we allocate an amount equal to the net proceeds of the sale of the Notes meet the criteria described in “Use of Proceeds,” or for the monitoring of the use of proceeds. We may also in our own discretion update or amend the Framework from time to time, including in response to further advances and developments in the Green Bond Principles, Social Bond Principles or Sustainability Bond Guidelines by the International Capital Market Association, or other applicable industry or government guidelines establishing best practices for the green bond market.

There is no legal, regulatory, or market definition of or standardized criteria for what constitutes a “green,” “social,” “sustainable,” or other equivalently labeled project, and any such designation made by third parties with respect to the Eligible Assets or the Notes may not be suitable for the investment criteria of an investor.

There is currently no clearly defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green,” “social,” “sustainable” or an equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as “green,” “social,” “sustainable” or such other equivalent label, and nor can any assurance be given that such a clear definition or consensus will develop over time. Accordingly, no assurance is or can be given that any Eligible Assets selected to receive an allocation of funds from the net proceeds of the Notes will meet any or all investor expectations regarding such “green,” “social,” “sustainable” or other equivalently-labeled performance objectives, or that any adverse environmental, social and/or other impacts will not occur during the implementation of any Eligible Assets funded in whole or in part by the net proceeds from the sale of the Notes. In addition, any Eligible Assets may become controversial or criticized by activist groups or other stakeholders, which could adversely affect the return on, value of and market for the Notes.

The Framework and the Second-Party Opinion (as defined below) have been made publicly available on our website. Furthermore, in connection with the Notes, we intend to request a qualified independent external reviewer to verify and provide third-party assurance with respect to the management of the proceeds and the compatibility of the selected Eligible Assets with the Framework. At minimum, we expect that this review will be carried out after the full allocation of an amount equal to the net proceeds from this offering and will be made publicly available on our website. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of the Second-Party Opinion or any other opinion, certification or evaluation of any third party (whether or not solicited by us or the Bank) that has been or will be made available in connection with the issuance of the Notes, in particular, as it regards the ability of an Eligible Asset to fulfill any environmental, social, sustainability or other criteria. No such opinion, certification or evaluation is, nor should it be deemed to be, a recommendation by us, the Bank, any underwriter with respect to the Notes or any other person to buy, sell or hold the Notes. Any such opinion, certification or evaluation is only current as of the date it was initially issued, and withdrawal of any such opinion, certification or evaluation, or the issuance of any additional opinion, certification or evaluation attesting that we are not complying, in whole or in part, with any matters for which such opinion, certification or evaluation is opining or certifying may have a material adverse effect on the value of the Notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose. Prospective investors must determine for themselves the relevance of any such opinion, certification or evaluation and/or the information contained therein and/or the provider thereof for the purpose of any investment in the Notes. To our knowledge, the providers of such opinions and certifications are not currently subject to any specific regulatory or other regime or oversight. In addition, any such provider will have received fees from us in connection with the issuance of any such opinion or certification. For the avoidance of doubt, no such opinion, certification or evaluation is, nor shall it be deemed to be, incorporated into this prospectus supplement, the accompanying prospectus or any other filing with the SEC.

Although we do not expect the Notes to be listed or admitted to any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market, or included in any green, environmental, social, sustainable bond or other equivalent index, any such potential listing, admission or inclusion may not be indicative that the Notes are or will be suitable for the investment criteria of an investor.

While there are no plans for, and no assurance can be given with respect to, any such listing, admission or inclusion (and we do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system), in the event that the Notes are listed or admitted to trading on any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market (whether or not regulated), or included in any green, environmental, social, sustainable bond or other equivalent index, no representation or assurance can be given by us, any underwriter or any other person:

•

that such listing, admission or inclusion would satisfy (or would continue to satisfy), whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own bylaws or other governing rules or investment portfolio mandates, ratings mandates or other expectations, in particular with regard to any direct or indirect environmental, social or sustainability impact of any assets financed pursuant to the Framework (and it should be noted that the criteria for any such listings or admission to trading may vary from one stock exchange, securities market or index to another); or

•	that any such listing or admission to trading or inclusion in any index will be maintained during the term of the Notes.

In the event that the Notes are listed on any such exchange or securities market or included in any such index, any change to the listing or admission status of the Notes or their inclusion in any such index, including, but not limited to, if the Notes are no longer being listed or admitted to trading on any stock exchange or securities market or included in any index, may have a material adverse effect on the value of the Notes or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

The trading price of the Notes may be negatively affected to the extent that perception by investors of the suitability of the Notes as “green” bonds deteriorates or demand for sustainability-themed investment products diminishes.

Perception by investors of the suitability of the Notes as “green” bonds could be negatively affected by dissatisfaction with our compliance with the Framework, controversies involving the environmental or sustainability impact of our business or industry, evolving standards or market consensus as to what constitutes a “green” bond or the desirability of investing in “green” bonds or the Notes ceasing to be suitable as “green” bonds. Additionally, the Eligible Assets consistent with the Framework to which we intend to disburse the net proceeds, or an amount equal to the net proceeds, from the sale of the Notes have complex direct or indirect environmental or sustainability impacts, and adverse environmental impacts may occur during the design, construction and operation of such assets. Such assets may become controversial or criticized by activist groups or other stakeholders. Neither we, nor the underwriters, the trustee or any regulatory body makes any representation as to the suitability of the Notes to meet or fulfill environmental or sustainability criteria, expectations, impact or performance required by prospective investors, any third-party reviewer or opinion provider, or any stock exchange or securities market. The trading price of the Notes may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by the investor or the market in general as to the suitability of this offering as “green” bonds. The trading price of the Notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability or environmental, social or governance themed investing or for other reasons.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2022 (i) on an actual basis and (ii) as adjusted to give effect to the issuance and sale of $150,000,000 aggregate principal amount of Notes offered hereby, after deducting underwriting discounts and commissions and estimated expenses. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2022
	Actual	As Adjusted for the Offering
	($ in thousands)
Cash and due from banks	$481,414	$628,922
Liabilities
Total deposits	$43,881,051	$43,881,051
Short-term borrowings	1,522,804	1,522,804
Long-term borrowings (1)	1,403,805	1,551,313
Junior subordinated debentures issued to capital trusts	56,587	56,587
Lease liabilities	368,920	368,920
Accrued expenses and other liabilities	1,000,727	1,000,727

Total Liabilities	$48,233,894	$48,381,402

Shareholders’ Equity
Preferred stock, no par value, 50,000,000 shares authorized:
Series A (4,600,000 shares issued at June 30, 2022)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2022)	98,101	98,101
Common stock, no par value, 650,000,000 shares authorized; 507,896,910 shares issued at June 30, 2022	178,185	178,185
Surplus	4,965,488	4,965,488
Retained earnings	982,146	982,146
Accumulated other comprehensive loss	(108,337)	(108,337)
Treasury Stock, at cost (1,568,384 common shares at June 30, 2022)	(22,260)	(22,260)

Total Shareholders’ Equity	6,204,913	6,204,913

Total Liabilities and Shareholders’ Equity	$54,438,807	$54,586,315

Capital Ratios
Tangible common shareholders’ equity to tangible assets (2)	7.46%	7.44%
Tier 1 leverage capital ratio	8.33	8.30
Common equity Tier 1 capital ratio	9.06	9.06
Tier 1 risk-based capital ratio	9.54	9.54
Total risk-based capital ratio	11.53	11.87

(1)	The adjusted balance includes the principal amount of $150,000,000 of Notes offered hereby, net of estimated debt issuance costs totaling approximately $2,490,000.
(2)

Tangible common shareholders’ equity to tangible assets ratio, which is a non-GAAP financial measure, is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and other intangible assets) by tangible assets (total assets less goodwill and other intangible assets), as follows in our Non-GAAP Reconciliation table below. Management believes this non-GAAP financial measure provides information useful to investors in understanding Valley’s financial results. Specifically, Valley provides the measure based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes this measure for internal planning and forecasting purposes.

Management believes that Valley’s presentation and discussion, together with the accompanying reconciliation, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. Non-GAAP measures should not be considered a substitute for a GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar name.

NON-GAAP RECONCILIATION

	As of June 30, 2022
	Actual	As Adjusted for the Offering
	($ in thousands)
Tangible common shareholders’ equity to tangible assets:
Shareholders’ equity (GAAP)	$6,204,913	$6,204,913
Less: Preferred stock	209,691	209,691
Less: Goodwill and other intangible assets	2,090,147	2,090,147

Tangible common shareholders’ equity (non-GAAP)	$3,905,075	$3,905,075
Total assets	54,438,807	54,586,315
Less: Goodwill and other intangible assets	2,090,147	2,090,147

Tangible assets (non-GAAP)	$52,348,660	$52,496,168
Tangible common shareholders’ equity to tangible assets (non-GAAP)	7.46%	7.44%

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $147.5 million, after deducting estimated expenses and underwriting discounts and commissions. We intend to use an amount equal to the net proceeds from this offering to finance or re-finance, in part or in full, Eligible Assets (as defined below) in accordance with the Eligibility Criteria (as defined below) as set forth in the Framework. The Framework was developed with our ESG Council to align with the International Capital Market Association Sustainability Bond Guidelines, Social Bond Principles and Green Bond Principles, as applicable. The description of the anticipated use of proceeds in this prospectus supplement supplements, and to the extent inconsistent therewith replaces, the description of the use of proceeds in the accompanying prospectus.

Eligible Assets

The Framework sets forth our eligibility criteria (the “Eligibility Criteria”) in the following categories (“Eligible Assets”):

Eligible Social Assets

•

Affordable Housing: Acquisitions, construction, investments, rehabilitation and financing of multifamily and 1-4 family housing units meeting national/regional affordable housing definitions, including: (i) affordable housing for low- to moderate-income (“LMI”) individuals or families with incomes less than 80% of the relevant area median income (“AMI”), or homes in LMI census tracts, including communities or units financed with low-income housing tax credits or for individuals that may benefit from Housing Assistance Payment contracts or the housing choice voucher program; (ii) housing that specifically ensures the availability of units affordable to LMI families or individuals (i.e., federal, municipal, or project-based set-asides); (iii) efforts that aim to provide no-cost housing solutions for homeless families or individuals; (iv) supplying housing availability to developmentally disabled individuals; or (v) grants provided to organizations that support affordable housing through down payment assistance, financial education or housing/mortgage counseling and community land trusts.

•

Workforce Housing: Acquisition, construction, investments, rehabilitation and financing of multifamily and 1-4 family properties that are expected to provide housing at a rate below the prevailing market rate to individuals and families between 60% and 80% of the AMI and up to 120% of AMI for high-cost metropolitan markets within our defined primary operating markets, including: (i) housing that specifically ensures the availability of units affordable to families or individuals up to 80% of AMI (i.e., federal, state, municipal, or project-based set-asides); (ii) projects eligible for low-income housing tax credits; (iii) projects that accept Housing Assistance Payment contracts and/or housing choice voucher programs; or (iv) projects that participate in the U.S. Department of Housing and Urban Development’s Public Housing Program.

•

Socioeconomic Advancement and Empowerment: Investments in and financings of minority-owned/operated small and medium enterprises (“SME”), with fewer than 250 employees, as defined by the Organization for Economic Co-operation and Development (“OECD”), including: (i) enterprises that are at least 51 percent owned and operated by an individual who is a U.S. citizen and is at least 25 percent African American, Asian American or Pacific Islander, Hispanic American, or Native American; or (ii) enterprises that are at least 51 percent owned and operated by either women or military veterans.

•

Access to Essential Infrastructure and Essential Services: Investments and financings that enhance access to public, not-for-profit, free or subsidized essential services, including (i) construction, rehabilitation, or enhancement of essential community services or infrastructure including emergency services, clean water and sewer service, transportation, and communication services; or (ii) healthcare facilities and clinics including for those operated by not-for-profit organizations, and Federally Qualified Health Centers qualifying for funding under Section 330 of the Public Health Service Act according to the Health Resources and Services Administration. We intend to exclude from the Eligible Assets any healthcare loans to “for profit” entities.

•

Access to Education: Investments and financings that enhance access to public, not-for-profit, free or subsidized educational services, including construction, rehabilitation, or enhancement of facilities offering adult education and vocational training services to LMI individuals.

Eligible Green Assets

•

Renewable Energy: Acquisitions, investments, expenditures, and financings dedicated to the generation, transmission, and/or distribution of energy from renewable sources such as solar, wind, or geothermal (with direct emissions below 100g CO2/kWh).

•

Energy Efficiency: Acquisitions, investments, expenditures, and financings dedicated to improving non-fossil fuel energy efficiency, including: (i) energy efficient heating, ventilation, air conditioning, refrigeration, lighting, and electrical equipment intended to generate more than 25% energy savings; (ii) projects and initiatives that enhance the delivery of bulk energy services or the integration of intermittent renewables such as energy storage, smart grids, battery technology, and demand response; or (iii) projects and initiatives that enable monitoring and optimization of the amount and timing of energy consumption such as smart meters, load control systems or sensors. We intend to exclude from the Eligible Assets any form of energy generation for distribution based on fossil fuel sources.

•

Green Buildings: Acquisitions, investments and financings of new or existing commercial or residential buildings that (i) received, or expect to receive, certification according to third-party verified green building standards, such as LEED Gold or Platinum standard or BREEAM Excellent or Outstanding, or have (ii) achieved, or expect to achieve, based on third-party assessment, leading greenhouse gas emission performance in the top 20% of their municipal boundaries.

•

Clean Transportation: Financing low-carbon vehicle and transport assets, including (i) personal electric vehicles and hybrid vehicles with emissions below 121 kg CO2/mile; or (ii) infrastructure to support electric vehicles and hybrid vehicles, including hydrogen, fuel cell or electric charging stations.

Eligible Assets include existing social or green assets held by us within the 24 months prior to the issuance date of the Notes and new social or green assets that we may acquire following the issuance of the Notes.

We intend to exclude from the Eligible Assets any loans that fall into industries that we have identified to be environmentally sensitive. We also do not intend to include in either the eligible social assets portfolio or the eligible green assets portfolio, or allocate the net proceeds of this offering to projects or activities in the following categories:

•	Alcohol and Tobacco;

•	Fossil Fuels and Mining;

•	Private Prisons;

•	Ammunition, Firearms, and Weapons;

•	Adult Entertainment;

•	Nuclear Energy;

•	Predatory Lending;

•	Endangerment of Protected Species;

•	Chemical, Petroleum, and Coal Product Manufacturing; or

•	Assets where the potential economic loss to Valley has been assessed and categorized as criticized, classified, substandard, doubtful, or loss.

Process for Project Evaluation and Selection

Our ESG Council, formed by executive management in early 2020 with the support of our board of directors, includes representation from across our organization including individuals from Executive Management, Corporate Finance, Corporate Treasury, Commercial and Retail Banking, Credit Risk Management, Compliance, Legal, CRA, Internal Audit, and Diversity, Equity and Inclusion. The ESG Council is responsible for guiding our environmental, social and governance (“ESG”) strategy and objectives, and ensuring that we are upholding our responsibility to positively impact social and climate challenges in our markets of operations. A portion of this effort surrounds the identification and mitigation of ESG related risks in our lending activities. An important goal of the ESG Council is to expand throughout our organization a recognition of the impact of climate change while collaborating on opportunities to mitigate its effects.

One of the responsibilities of the ESG Council is to help guide the development of the governance process for ESG evaluation and selection. Our ESG Council oversees a separate Sustainable Financing Committee, which we expect will identify existing and future social or green assets and confirm these as Eligible Assets in accordance with the Eligibility Criteria defined in the Framework. The Sustainable Financing Committee is comprised of the following Valley employees: Co-Chair of the ESG Council, Director of Capital Planning & Stress Testing, Director of Corporate Finance and Business Development, and Corporate Finance Manager.

Business line representatives are expected to coordinate with the Sustainable Financing Committee to ensure the exclusion from the portfolios of eligible green assets or eligible social assets any projects that no longer comply with the Eligibility Criteria or that have matured or been paid off. Further, these parties are expected to determine whether new assets which meet the relevant Eligibility Criteria should be added to the eligible green assets or eligible social assets portfolio. In making these determinations, business line representatives and the Sustainable Financing Committee may rely on, among other things, representations from borrowers and other recipients of the proceeds as to the satisfaction of the Eligibility Criteria.

Management of Proceeds

Within the construct of our ESG Council, the Sustainable Financing Committee will be responsible for a “Valley Sustainable Funding Asset Tracking Report” for the purposes of recording the Eligible Assets.

We intend to maintain an aggregate amount of Eligible Assets in the relevant portfolio that is at least equal to the aggregate net proceeds of this offering while the Notes are outstanding. However, there may be periods of time when the net proceeds have not yet been allocated to fully cover an amount equal to the net proceeds. This could be the result of changes in the composition of our Eligible Assets, or the issuance of additional sustainable financings. Any such portion of the net proceeds that have not been allocated to Eligible Assets will be invested temporarily in cash, cash equivalents and/or other high-quality liquid assets.

We intend to have fully allocated an amount equal to the net proceeds of this offering within 24 months following the issuance date of the Notes.

Payment of principal and interest on the Notes is expected to be made from our general funds and will not be directly linked to the performance of any of the Eligible Assets.

Reporting

We intend to publish, within 12 months of the issuance of the Notes, a Sustainable Finance Report. The Sustainable Finance Report will be updated every year until complete allocation of net proceeds of the Notes and any other financing under the Framework is achieved, and as necessary in the event of material developments. The Sustainable Finance Report is expected to include a summary of outstanding issuances under the Framework, including issuance date, size, maturity date, currency, and format and to contain at least the following: (i) management’s assertion that the use of proceeds of the Notes and any other financing under the Framework complies with the Framework; (ii) the amount of proceeds allocated to each category of Eligible Assets; (iii) the balance of unallocated net proceeds; and (iv) a description of select assets financed. Where feasible, the Sustainable Finance Report will include qualitative and (if reasonably practicable) quantitative environmental and social performance indicators. Performance indicators may change over time.

The Framework is, and when available the Sustainable Finance Report is expected to be, accessible on the Corporate Social Responsibility section of our website. Information on such website is not incorporated by reference or otherwise part of this prospectus supplement or the accompanying prospectus.

We intend to engage a qualified independent external reviewer to verify and provide third-party assurance with respect to the management of the net proceeds of this offering and the compatibility of the selected Eligible Assets with the Framework. At minimum, we expect this review to be carried out after the full allocation of an amount equal to the net proceeds from this offering, and we anticipate that we will post the external review report on the Corporate Social Responsibility section of our website concurrently with the report of the final allocation of such proceeds.

Further Information

We believe the process described above is in alignment with the Framework. Sustainalytics, a Morningstar company and a globally recognized provider of ESG research, ratings and data, evaluated the Framework and the alignment thereof with relevant industry standards and provided views on the robustness and credibility of the Framework (the “Second-Party Opinion”). In no event shall the Second-Party Opinion nor any portion thereof be construed as part of the offering, nor shall it be considered as an offer or advertisement to buy a security, solicitation of votes or proxies, investment advice, expert opinion or negative assurance letter as defined by the applicable legislation.

The Framework and the Second-Party Opinion are available on our website in the Corporate Social Responsibility section. Information contained on, or accessible through, our website and in our Framework are not incorporated in, and are not part of, this prospectus supplement or prospectus or any other report or filing we make with the SEC.

Our management will have broad discretion in the application of the net proceeds from this offering. The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

DESCRIPTION OF NOTES

The following summary of the terms of the 6.25% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”) does not purport to be complete and is qualified in its entirety by reference to the provisions of the Notes and the Indenture (as defined below), including the definitions therein of certain terms. We urge holders to read these documents because they, and not this description, define the rights of a holder of the Notes. For purposes of this “Description of Notes,” references to “Valley,” “we,” “us” and “our” include only Valley National Bancorp and not its subsidiaries.

General

The Notes offered hereby will be issued under a subordinated debt securities indenture, dated as of May 28, 2021 (the “base indenture”), between Valley and U.S. Bank Trust Company, National Association (“U.S. Bank”), as trustee (the “trustee”), as supplemented by a supplemental indenture, to be dated as of September 20, 2022 (together with the base indenture, the “Indenture”), between Valley and the trustee. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Notes will be our general unsecured, subordinated obligations and will be obligations of Valley only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries. The Notes are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The Notes will mature on September 30, 2032 (the “Maturity Date”), unless previously redeemed or otherwise accelerated. There is no sinking fund for the Notes. We intend for the Notes to qualify (subject to applicable limitations) as Tier 2 capital under applicable capital regulations, guidance, and interpretations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Additional Notes

The Notes will initially be limited to an aggregate principal amount of $150,000,000. We may in the future from time to time, without notice to or consent of the holders of the Notes, create and issue additional subordinated notes (“Additional Notes”) having the same ranking, interest rate, maturity date and other terms as the Notes offered by this prospectus supplement in all respects, except for any differences in the issue date, the issue price, the initial interest accrual date and the first interest payment date of the Additional Notes; provided that no such Additional Notes may be issued unless they will be fungible with the Notes for U.S. securities law purposes and (1) such Additional Notes are issued pursuant to a “qualified reopening” of the Notes offered hereby for U.S. federal income tax purposes, or (2) such Additional Notes are, and the Notes offered hereby were, issued without any original issue discount for U.S. federal income tax purposes; and provided, further, that the Additional Notes have the same CUSIP number as the Notes offered hereby. The Notes offered hereby and Additional Notes would rank equally and ratably and would be treated as a single series for all purposes under the Indenture. No Additional Notes may be issued if any event of default has occurred and is continuing with respect to the Notes. For purposes of this description, unless otherwise indicated, references to the Notes include the Notes offered hereby and any Additional Notes subsequently issued under the Indenture.

Interest

From and including the date of original issuance to, but excluding, September 30, 2027, or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a fixed rate of 6.25% per annum, payable semi-annually in arrears on March 30 and September 30 of each year (each, a “fixed rate interest payment date”), commencing on March 30, 2023. The last fixed rate interest payment date for the fixed rate period will be September 30, 2027.

From and including September 30, 2027, to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 278 basis points for each quarterly interest period during the floating rate period. For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on December 30, 2027. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

For the purpose of calculating the interest on the Notes for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. We will act as the initial calculation agent.

The following definitions apply to the foregoing description of interest during the floating rate period and definition of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” and have the meanings set forth below under the heading “—Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three Month Term SOFR, then the provisions set forth below under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement plus 278 basis points.

Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the Notes will be binding and conclusive. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the Notes upon request and will be provided to the trustee.

Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and on the basis of a 360-day year and the actual number of days elapsed during the floating rate period.

Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable interest payment date or the Maturity Date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments. If a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest due on each Note on an interest payment date will be payable to the person in whose name such Note is registered as of the close of business on the fifteenth day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date will cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable. Interest will be payable in U.S. dollars at the office of the principal paying agent or, at our option, by check mailed to the address of the person specified for payment in the preceding sentences.

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.

When we refer to a “business day” with respect to the Notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the trustee or banking institutions in the City of New York, New York are authorized or required by law, regulation or executive order to close.

Ranking

The Notes are our general unsecured, subordinated obligations and are:

•	junior in right of payment to any of our existing and future Senior Debt (as defined below);

•	junior in right of payment to any of our existing and all of our future general creditors;

•

equal in right of payment with any of our existing and future subordinated indebtedness, including our 5.125% subordinated debentures due September 27, 2023, our 4.55% subordinated debentures due June 30, 2025, our 5.25% fixed-to-floating rate subordinated notes due June 15, 2030, and our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031;

•	senior to our junior subordinated debentures underlying our outstanding trust preferred securities and any indebtedness which ranks junior to the Notes;

•	effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to any existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of Valley National Bank (the “Bank”).

Subordination

Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Debt. “Senior Debt” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments, including any obligations to our general creditors or trade creditors;

•	obligations under letters of credit;

•

indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•

guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States.

in each case, whether outstanding on the date of the Indenture or incurred later, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Debt” in the Indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture would include (i) our junior subordinated debentures underlying our outstanding trust preferred securities, and (ii) any other indebtedness the terms of which provide that such indebtedness ranks junior to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation.

All liabilities of the Bank and our other subsidiaries, including without limitation the Bank’s deposits, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be structurally senior to the Notes. Over the term of the Notes we will need to rely primarily on dividends from the Bank, which is a regulated financial institution, to pay interest and principal on its outstanding debt obligations and to make dividends and other payments on its other securities. Regulatory rules may restrict our ability to withdraw capital from the Bank by dividends or other means. See “Risk Factors.”

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, or other similar proceeding relating to us or our property, any proceeding for our liquidation, dissolution, or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our Senior Debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Debt will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of (and premium, if any) and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment will be made by us on account of the principal of or any premium or interest on the Notes or on account of the purchase or other acquisition of any Notes.

By reason of the above subordination in favor of the holders of our Senior Debt, in the event of our bankruptcy or insolvency, holders of our Senior Debt may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. With respect to the assets of each of our subsidiaries, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

The Notes do not contain any limitation on the amount of Senior Debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by us, the Bank or our other subsidiaries. As of June 30, 2022, we (at the holding company level) had no indebtedness ranking senior to the Notes other than liabilities of approximately $105 million to general creditors. In addition, as of such date, we had $640 million in aggregate principal amount of indebtedness (consisting of $125 million in aggregate principal amount of our 5.125% subordinated debentures due September 27, 2023, $100 million in aggregate principal amount of our 4.55% subordinated debentures due June 30, 2025, $115 million in aggregate principal amount of our 5.25% fixed-to-floating rate subordinated notes due June 15, 2030 and $300 million in aggregate principal amount of our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031) ranking equally with the Notes and $60.8 million in aggregate principal amount of indebtedness (consisting of our junior subordinated debentures) ranking junior to the Notes. As of June 30, 2022, the Bank had $43.9 billion in total deposits, $2.2 billion of Federal Home Loan Bank (“FHLB”) advances, $143 million of securities sold under agreements to repurchase, and no federal funds purchased, and the Bank and our other subsidiaries had $1.3 billion of other liabilities, excluding intercompany liabilities, to which the Notes will be structurally subordinated. The FHLB advances are secured by mortgage loan related collateral and the customer repurchase agreements are secured by investment securities.

We are a financial holding company, and substantially all of our assets are held by our direct and indirect subsidiaries. We rely on dividends and other payments or distributions from our subsidiaries to pay the interest on our debt obligations (such as the Notes offered hereby). Federal and state bank regulations impose certain restrictions on the ability of the Bank to pay dividends directly or indirectly to us, to make any extensions of credit to us or certain of our affiliates and to invest in our stock or securities. These regulations also prevent us from borrowing from the Bank unless the loans are secured by collateral. Accordingly, we may not have access to sufficient cash to make payments on the Notes. See “Risk Factors.”

Because we are a holding company, our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon the liquidation, reorganization, dissolution or winding up of any of our subsidiaries will be structurally subordinated to all existing and future liabilities of such subsidiary and, as such, would be subject to the prior claims of the creditors of such subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of the Bank due in part to its status as an insured depository institution, the claims of its depositors and other general or subordinated creditors would be entitled to priority over claims of its shareholders, including us as its parent holding company and any creditor of ours, such as holders of the Notes.

No Additional Amounts

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Certain United States Federal Income Tax Consequences.”

Redemption

We may, at our option, beginning with the interest payment date of September 30, 2027, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, redeem the Notes, in whole at any time or in part from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency) (“Federal Reserve Approval”), at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that we may also, at our option, redeem the Notes, in whole, but not in part, subject to obtaining the Federal Reserve Approval, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, at any time, including before September 30, 2027, upon the occurrence of:

•

a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, or decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•

“Tier 2 Capital Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Notes are outstanding; or

•	Valley becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”).

Any redemption or notice of any redemption may, at our discretion, be subject to the satisfaction (or waiver by us in our sole discretion) of one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness, or other corporate transaction or event, and notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied. Any such conditions precedent will be set forth in the notice of redemption, and such notice will state that, in our discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), including to a date that is more than 60 days following the date of the initial notice of redemption, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the Redemption Date, or by the Redemption Date so delayed. We will provide written notice of the delay or rescission of such notice of redemption to the trustee no later than 5:00 p.m. Eastern Time on the second business day prior to the redemption date.

Any partial redemption of a global note will be made in accordance with the applicable procedures of The Depository Trust Company (“DTC”) among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders.

Events of Default

Under the Indenture, an event of default permitting acceleration of the maturity of the Notes will occur with respect to the Notes upon any one of the following events: (1) a court having jurisdiction in the premises entering into a decree or order for relief in respect of us or a principal subsidiary bank of ours in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or a principal subsidiary bank of ours being appointed for us or for any substantial part of our property or for a principal subsidiary bank of ours, or a court or a bank regulatory authority having jurisdiction in the premises, appointing a receiver or similar official, or ordering the winding-up or liquidation of the affairs of us or a principal subsidiary bank of ours, and such decree or order remaining unstayed and in effect for a period of 60 consecutive days; or (2) we or a principal subsidiary bank of ours commencing a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in any involuntary case under any such law, or we or a principal subsidiary bank of ours consenting to the appointment of or being taken possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of us or a principal subsidiary bank of ours or for any substantial part of its property, or making any general assignment for the benefit of our creditors, or failing generally to pay our debts as they become due or taking any corporate action in furtherance of any of the foregoing.

The term “principal subsidiary bank” means each of (1) any bank subsidiary the consolidated assets of which as set forth in the most recent statement of condition of such bank subsidiary constitute 40% or more of our consolidated assets as determined from our most recent quarterly balance sheet and (2) any other bank subsidiary designated as a “principal subsidiary bank” by our Board of Directors; provided that if the Federal Reserve notifies us that our bank subsidiary that is a principal subsidiary bank applying the tests in clause (1) or (2) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s risk-based capital guidelines or regulations applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice.

Currently, the Bank is our only principal subsidiary bank and therefore is a “principal subsidiary bank.” If an event of default permitting acceleration of the maturity of the Notes occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable. The foregoing provision would, in the event of bankruptcy or insolvency involving Valley or Valley Bank, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the Notes.

If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal amount (or premium, if any) due upon maturity, and such default continues for a period of 30 days, or if we default in the performance, or breach, of any covenant or warranty we are subject to under the Indenture (other than those covenants and warranties a default in the performance of which or breach of which is expressly addressed elsewhere in the Indenture or which is expressly included in the Indenture solely for the benefit of a different series of securities), and such default continues for a period of 30 days after written notice has been given by the trustee to us or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Notes, then the trustee may demand that we pay to it, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal and any premium and interest (and additional interest and costs and expenses of collection, if applicable). If we fail to pay such amounts immediately upon such demand, the trustee, in its own name and as trustee, may institute a judicial proceeding for the collection of the sums so due and unpaid. If an event of default occurs and is continuing, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of Notes by such appropriate judicial proceedings as the trustee may deem most effectual to protect and enforce any such rights. The trustee and holders of the Notes may not accelerate the maturity of the Notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar events as described above.

The Indenture also provides that the holders of not less than a majority in principal amount of the Notes may on behalf of all holders waive any past default with respect to the Notes and its consequences, except a default consisting of:

•	our failure to pay the principal of or interest on the Notes; or

•	a default relating to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of each outstanding Note.

The Indenture contains a provision entitling the trustee to be indemnified by the holders of any outstanding Notes before proceeding to exercise any right or power under the Indenture at the holders’ request or direction. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the Notes. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which a responsible officer or officers of the trustee determines in good faith would involve the trustee in personal liability or which may be unduly prejudicial to the holders of the Notes not joining in the direction (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).

The Indenture provides that no holder of the Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;

•

the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the Indenture;

•	such holder or holders have offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

These limitations do not apply to a suit instituted by a holder of Notes for the enforcement of payment of the principal of or interest on the Notes on or after the Maturity Date.

Modification

Except as set forth below, modification and amendment of the Indenture as applicable to the Notes may be made only with the consent of the holders of not less than a majority in principal amount of the outstanding Notes and all other series of debt securities affected by such supplemental indenture.

No modification or amendment of the Indenture as applicable to the Notes may, without the consent of each holder affected thereby, do any of the following:

•	change the stated maturity or due date of the principal of or interest payable on the Notes or change any place of payment where or the currency in which such principal or interest is payable;

•	reduce the principal amount of or the rate or amount of interest on the Notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

•

reduce the percentage in principal amount of the outstanding Notes, the consent of the holders of which is required (1) to modify or amend the Indenture, or (2) to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

•

modify this provision or certain provisions related to waivers of past defaults or covenants of the Indenture, except to increase any related percentage or to provide that other provisions cannot be modified or waived without the consent of each holder affected thereby (provided that consent is not required with respect to certain changes in references to the trustee and related changes);

•

modify any of the provisions with respect to the subordination of the Notes or of any series of securities issued under the base indenture in a manner adverse to the holders or adverse to the capital treatment of the Notes, except to clarify ambiguities or to meet regulatory requirements and treatment of the Notes as Tier 2 capital; or

•

modify or affect in any manner adverse to the holders of the Notes the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or premium or interest on the Notes.

We and the trustee may modify or amend the Indenture as applicable to the Notes, without the consent of any holder of the Notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the Indenture;

•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to the Notes or facilitate the administration of the trusts under the Indenture by more than one trustee;

•

to add to the covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect as determined in good faith by us and evidenced by an officers’ certificate;

•	to add or eliminate additional events of default;

•

to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect as determined in good faith by us and evidenced by an officers’ certificate;

•	to conform the text of the Indenture or the Notes to any provision of this “Description of Notes”;

•	to secure the Notes or add obligors or collateral;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the base indenture and to set forth the terms thereof;

•	to provide for additional Notes;

•	to provide for the issuance of Notes in uncertificated form in addition to or in place of certificated Notes;

•

to add to, change, or eliminate any of the provisions of the Indenture in respect of one or more series of securities, provided that any such addition, change, or elimination (i) shall neither (A) apply to any security of any series created prior to the execution of a supplemental indenture making such addition, change or elimination and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such security with respect to such provision or (ii) shall become effective only when there is no such security outstanding;

•

to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

•	to make any change that does not adversely affect the rights of any holder of Notes in any material respect as determined in good faith by us and evidenced by an officers’ certificate;

•	to qualify or maintain qualification of the Indenture under the Trust Indenture Act; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the Notes may be listed or traded.

No modification or amendment of the Indenture that adversely affects the superior position of any holder of Senior Debt will be effective against any such holder of Senior Debt unless such holder of Senior Debt has consented to such modification or amendment.

Merger, Consolidation or Sale of Assets

We may consolidate with or merge into any other person or entity, or convey, transfer or lease our properties and assets substantially as an entirety to any person or entity, provided that:

•

the person or entity formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance, transfer or lease our properties and assets substantially as an entirety is a corporation organized and validly existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by supplemental indenture, executed and delivered by the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on all of the outstanding Notes and the performance and observance of all of the covenants of the Indenture to be performed or observed by us;

•

immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ours or our subsidiaries as a result of such transaction as having been incurred by us or the applicable subsidiary at the time of the transaction, no event of default under the Indenture, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the merger covenant contained in the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon any such consolidation or merger, or conveyance, transfer or lease, the successor person or entity formed, or into which we are merged or to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, us under the Indenture, as supplemented, and thereafter, except in the case of a lease, the predecessor person will be relieved of all obligations and covenants under the Indenture and the Notes.

This covenant would not apply to any recapitalization transaction, change of control of Valley or transaction in which we incur a large amount of additional debt unless the transaction or change of control included a merger or consolidation or transfer of all or substantially all of our assets.

There are no covenants or other provisions in the Indenture providing for a put option or increased interest or that would otherwise afford holders of the Notes additional protection in the event of a recapitalization transaction, a change of control of Valley or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety.”

Satisfaction and Discharge

The Indenture will provide that when, among other things, all Notes not previously delivered to the trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•

are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and (1) we irrevocably deposit or cause to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the trustee for cancellation (other than Notes which have been destroyed, lost, or stolen and which have been replaced or paid as provided in the Indenture), for principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Maturity Date or the date of redemption, as the case may be, (2) we have paid or caused to be paid all other sums payable by us under the Indenture, and (3) we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; then, upon our request, the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture with respect to the Notes.

Our obligations will be deemed to have been paid and discharged if the following applicable conditions have been satisfied:

•

we have irrevocably deposited or caused to be deposited in trust with the trustee money or U.S. government obligations (or a combination of money and U.S. government obligations) sufficient to pay and discharge the entire indebtedness on all outstanding Notes for principal and interest to the Maturity Date or the date of redemption;

•

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the Notes shall have occurred and be continuing (A) on the date of such deposit or (B) insofar as a bankruptcy-related event of default or event which with notice or lapse of time or both would become an event of default is concerned, at any time during the period ending on the 120th day after the date of such deposit or, if longer, ending on the day following the expiration of the preference period applicable to Valley under federal law in respect of such deposit (it being understood that the condition in this clause (B) will not be deemed satisfied until the expiration of such period);

•

the defeasance or covenant defeasance of the Notes will not cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities issued under the base indenture or result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the 1940 Act;

•

the defeasance or covenant defeasance of the Notes will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which Valley is a party or by which it is bound;

•	the defeasance or covenant defeasance of the Notes will not cause the Notes, if they are then listed on a national securities exchange, to be delisted;

•

in the event of a defeasance, we have delivered to the trustee, an opinion of counsel stating that (x) Valley has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based on such ruling or change such opinion will confirm that, the holders of the outstanding Notes will not recognize income, gain, or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such defeasance had not occurred;

•

in the event of a covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain, or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such covenant defeasance had not occurred;

•

we have delivered to the trustee an opinion of counsel to the effect that (subject to customary qualifications and assumptions) after the period described in the second bullet in this paragraph, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally;

•	such defeasance or covenant defeasance shall have been effected in compliance with any terms, conditions, or limitations which may be imposed on Valley pursuant to the Indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the defeasance or covenant defeasance have been complied with.

Upon our exercise of our option to effect covenant defeasance, and subject to the conditions in the immediately preceding paragraph, we will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the Notes other than an event of default due to our failure to pay the principal of or interest on the Notes when due.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR will be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)

the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment;

(4)

the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)

in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 278 basis points per annum.

“Corresponding Tenor” means (1) with respect to Term SOFR, three months, and (2) with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “—Interest.”

Determinations and Decisions

The calculation agent is expressly authorized to make the determinations, decisions and elections set forth in the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes and the trustee absent manifest error;

•	if made by us as calculation agent, will be made in our sole discretion;

•

if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, will become effective without consent from the holders of the Notes, the trustee or any other party.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The Notes offered hereby will be issued only in fully registered form, without interest coupons, and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes offered hereby will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co. (“Cede”), as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for Notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be registered or in good standing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable statute or regulation, and in either case we fail to appoint a successor depositary within 90 days after we receive such notice or become aware of such condition;

•	we determine, at any time and in our sole discretion, that the Notes will no longer be represented by a global note; or

•	an event of default with respect to the Notes represented by the global note has occurred and is continuing.

In those circumstances, the depositary will determine in whose names any securities issued in exchange for the global note will be registered.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	an individual holder cannot get Notes registered in its name if they are represented by the global note;

•	an individual holder cannot receive certificated (physical) Notes in exchange for its beneficial interest in the global note;

•	an individual holder will not be considered to be the owner or holder of the global note or any Note it represents for any purpose, including notices; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit the ability of holders to transfer their beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

Holders may exchange or transfer the Notes at the corporate trust office of the trustee under the Indenture for the Notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the Notes, but Valley may require payment of a sum sufficient to cover any applicable tax or other governmental charge. The transferor of any Note will provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and will have no responsibility to verify or ensure the accuracy of such information.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the Notes. We have been advised that under its usual procedures, DTC will mail or send an “omnibus proxy” to us assigning Cede’s consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book- entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the Notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants.

Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Calculation Agent

We will appoint a calculation agent for the Notes prior to the commencement of the floating rate period, which may be us or an affiliate of ours. We will act as the initial calculation agent. Each calculation of the interest rate on the Notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the Notes and the trustee.

The trustee will have no responsibility for any act or omission of the calculation agent. The trustee will have no duty to monitor or oversee the performance by the calculation agent of any of its obligations in respect of the Notes or to perform any such obligations.

The Trustee

U.S. Bank will act as the trustee under the Indenture that will govern the Notes. From time to time, U.S. Bank and its affiliates may provide banking, investment and other services to us.

The trustee may resign at any time by giving us written notice and may be removed as trustee with respect to the Notes by the holders of a majority in aggregate principal amount of the outstanding Notes upon 30 days’ written notice to us and the trustee. If (i) the trustee fails to comply with the obligations imposed upon it, or ceases to be eligible, under the Trust Indenture Act, or (ii) the trustee become incapable of acting as trustee, is adjudged bankrupt or insolvent, or a receiver is appointed or a public officer takes charge of the trustee or its property, then we may remove the trustee with respect to the Notes, or a holder who has held the Notes for at least six months may petition a court for removal of the trustee and appointment of a successor trustee.

If the trustee acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee may be required to eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture.

Payment and Paying Agents

We will pay principal of and interest on the Notes at the corporate trust office of the trustee or at such other place that we appoint in accordance with the Indenture; provided that, at our option, interest on the Notes may be paid by mailing a check to the address of the holder entitled to such interest as such address shall appear in the security register.

We will pay any interest due on the Notes on an interest payment date to the registered owner of the Notes as of the close of business on the regular record date for such interest payment date.

Subject to applicable abandoned property laws, any money deposited with the trustee or any paying agent, or then held by us, in trust for the payment of the principal of or any premium or interest on any Note that remains unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us, or (if then held by us) be discharged from such trust. After repayment to us of such unclaimed amounts, a holder of the Notes on which such amounts were payable is entitled to seek payment only from us as an unsecured general creditor.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. The Indenture provides that we and the trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to the Indenture or the Notes, or any transaction contemplated thereby.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax considerations related to the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. As a result, if any of these changes should occur, the tax considerations when acquiring, owning or disposing of the Notes could differ from those described below. This summary applies only to initial holders that purchase Notes at their original issue price for cash and hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes.

We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, regulated investment companies, real estate investment trusts, United States expatriates, tax-exempt organizations, qualified retirement plans and individual retirement accounts. U.S. Holders that have a functional currency other than the United States dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction).

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized under the laws of the United States, any state thereof, or the District of Columbia, and any other entity treated as a domestic corporation; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of Interest and Original Issue Discount on the Notes. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price at maturity or if the issue price is less than the stated redemption price at maturity, that the difference will be a de minimis amount (as set forth in the applicable Regulations). The issue price of an issue of debt instruments equals the first price at which a substantial amount of the debt instruments has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest, referred to herein as “QSI.” If, however, the issue price of a Note is less than the stated redemption amount at maturity and the difference is more than a de minimis amount (as set forth in the applicable Regulations), then a U.S. Holder will be required to include the difference in income as original issue discount, to which we refer as “OID,” as it accrues in accordance with a constant yield method.

The tax treatment of interest depends on whether such interest constitutes QSI, and it is expected and this discussion assumes that all interest on the Notes will be QSI. Interest is QSI if it is unconditionally payable or will be constructively received, in cash or property, at least annually at a single fixed rate or at a single “qualified floating rate” or “objective rate” (each as defined in the applicable Regulations). Depending on the facts and circumstances, as described below, a fixed-to-floating rate of a variable rate debt instrument may be treated as a single qualified floating rate for purposes of determining the amount of QSI. A U.S. Holder will be required to include interest that is QSI as ordinary income at the time such interest is received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

From the date of initial issuance of the Notes to, but excluding, September 30, 2027, the Notes will bear interest at the annual rate of 6.25%; from September 30, 2027 to, but excluding, the stated maturity date, the Notes will bear interest at an annual rate equal to Three-Month Term SOFR, reset quarterly, plus a spread of 278 basis points (2.78%). Under applicable Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount and (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of a single fixed rate and one or more qualified floating rates. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the Notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes.

Under applicable Regulations, in order to determine the amount of QSI and OID in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the Notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the Notes as of the Notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, will generally be the value of each floating rate as of the issue date of the Notes).

Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of OID and QSI, if any, are determined for the equivalent fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument, and a U.S. Holder of the Notes will account for such OID and QSI as if the U.S. Holder held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of QSI or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Notes during the accrual period.

The Regulations provide special rules for determining the yield and maturity of a debt instrument such as the Notes that provide an issuer with the option to call the instrument at specified times. The Regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. If, under the terms of the Notes, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is greater than the fixed rate substitute of the floating rate (also as determined in the manner described above), the Notes will be presumed not to be called, and OID with respect to the Notes will be calculated as described above.

If, by contrast, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the floating rate (as determined in the manner described above), the yield on the Notes will be minimized if the Notes were called immediately before the change in the interest rate on September 30, 2027, and in this case the Notes will be treated as maturing on such date for OID purposes. This assumption is made solely for purposes of determining whether the Notes are issued with OID for U.S. federal income tax purposes and is not an indication of our intention to call or not to call the Notes at any time. If, contrary to this presumption, the Notes were not called prior to the change in the interest rate on September 30, 2027, then, solely for OID purposes, the Notes will be deemed to be reissued at their adjusted issue price on September 30, 2027. This deemed reissuance should not give rise to taxable gain or loss to U.S. Holders.

Based upon current market conditions and the manner in which the interest rates on the Notes are determined, the Company expects that the fair market value of the Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, and thus, the Notes would be treated as having a single fixed interest rate throughout the term of the Notes for purposes of calculating OID. Accordingly, solely for purposes of determining QSI and OID, as of the issue date of the Notes, the Company expects that the Notes will be presumed to remain outstanding until maturity, all interest on the Notes will be treated as QSI and the Notes will not be treated as having been issued with any OID.

Disposition of the Notes. Upon the sale, exchange or other taxable disposition of a Note (including early redemption), a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except an amount equal to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting. For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold at the applicable statutory rate on each payment on the Notes and on the proceeds from a sale of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

Unearned Income Medicare Contribution Tax. In addition, any payments of interest on or gains earned from the sale, exchange, or other taxable disposition of the Notes may be subject to the 3.8% tax on net investment income for taxpayers whose income exceeds certain thresholds. U.S. Holders who are individuals, estates and certain trusts are subject to the tax on the lesser of: (a) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year (for these purposes, net investment income generally includes interest and gains from sales of Notes); and (b) the excess of the U.S. Holder’s modified adjusted gross income for the relevant taxable year over a certain threshold (which, in the case of individuals, is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gross income from interest on the Notes and net gain attributable to the disposition of certain property, such as the Notes, less certain deductions, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the effect, if any, of the net investment income tax on their purchase, ownership and disposition of Notes.

United States Federal Income Taxation of Non-U.S. Holders

Payments of interest. Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest exemption,” payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax, provided that:

•

such payments are not effectively connected with the conduct of a United States trade or business, or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in the Code) that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us; the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

either (a) the beneficial owner of the Notes certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) has been received from the beneficial owner by it or by any such financial institution between it and the beneficial owner and furnishes us with a copy thereof. Special rules apply to foreign estates and trusts, and in certain circumstances, certifications as to foreign status of trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” as stated above, payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•

IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner (in which case such interest will be subject to regular United States tax rates as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or at a rate reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes. No withholding of United States federal income tax will generally be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a Note (except to the extent such income is attributable to accrued but unpaid interest, which will be treated as interest as described above under “—Payments of interest”). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note will be treated as discussed under “—Payments of interest.”

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (ii) such gain is effectively connected with a United States trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). If the exception under (i) applies, the Non-U.S. Holder will be subject to tax equal to 30% (or at a rate reduced by an applicable income tax treaty) on the gain realized. If the exception under (ii) applies, the Non-U.S. Holder will be subject to United States federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or at a rate reduced by an applicable income tax treaty) in respect of such gain.

Backup withholding and information reporting. United States backup withholding will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a Non-U.S. Holder if the certification described in “—Payments of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Foreign Account Tax Compliance Act (FATCA). Pursuant to Sections 1471 through 1474 of the Code and the Regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) a 30% U.S. federal withholding tax may apply to interest income paid on Notes, and, subject to the proposed regulations discussion below, the gross proceeds derived from the sale or other disposition of the Notes by, a foreign entity if the foreign entity is:

•

a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements; or

•

a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met.

Withholding agents may, however, rely on proposed Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, and not Valley National Bancorp, will determine whether or not to implement gross proceeds FATCA withholding.

In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If an interest payment is subject both to withholding under FATCA and to the withholding tax discussed above under “United States Federal Income Taxation of Non-U.S. Holders—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATED TO YOUR ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATED TO YOUR ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES.

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an “IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (referred to herein as “Similar Laws”), and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or plan’s investment in such entity (each of which we refer to as a “Plan”). We refer to Plans that are subject to Title I of ERISA as “ERISA Plans,” and to ERISA Plans and other Plans subject to Section 4975 of the Code as “Benefit Plan Investors.”

General Fiduciary Matters. ERISA imposes certain duties on persons who are fiduciaries of an ERISA Plan, and prohibits certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA, any person who has any discretionary authority or responsibility over the administration of an ERISA Plan or exercises any discretionary authority or control over the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA or Section 414(d) of the Code), certain church plans (as defined in Section 3(33) of ERISA or Section 414(e) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar prohibitions under Similar Laws.

In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law. In particular, if acting directly or indirectly on behalf of an ERISA Plan, the fiduciary should consider the fiduciary standards of ERISA, including, without limitation, the prudence, diversification, and delegation of control provisions of ERISA. If acting directly or indirectly on behalf of a Benefit Plan Investor, the fiduciary should also consider the prohibited transaction provisions under Section 406 of ERISA and Section 4975 of the Code.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (as defined in Section 3(14) of ERISA), and Section 4975 of the Code imposes an excise tax on certain “disqualified persons” (as defined in Section 4975(e)(2) of the Code), who engage in similar transactions with a Benefit Plan Investor, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in or causes the ERISA Plan to engage in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

We or the underwriters may be parties in interest or disqualified persons with respect to Benefit Plan Investors and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to Valley. The acquisition, holding and, to the extent relevant, disposition of Notes by a Benefit Plan Investor with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that no party in interest or disqualified individual, nor any of their affiliates, (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan Investor involved in the transaction and provided further that the Benefit Plan Investor pays no more, and receives no less, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation. Each purchaser and holder of Notes will be deemed to have represented and warranted that either

(i) it is not a Plan or acting for a Plan and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed if there is a breach of fiduciary duty under ERISA and upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We have entered into an underwriting agreement, dated September 15, 2022 (the “Underwriting Agreement”), with Piper Sandler & Co., as representative for the underwriters (the “underwriters”), with respect to the Notes. Subject to certain conditions, each underwriter has agreed, severally and not jointly, to purchase the aggregate principal amount of Notes set forth next to its name in the following table.

Underwriters	Principal Amount of Notes
Piper Sandler & Co.	$82,500,000
Morgan Stanley & Co. LLC	$60,000,000
R. Seelaus & Co., LLC	$7,500,000
Total	$150,000,000

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the Notes if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated under certain circumstances.

The Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of 0.500% of the principal amount per Note. After the initial offering, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Discounts, Commissions and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes offered hereby).

	Per Note	Total
Public offering price (1)	100.000%	$150,000,000
Underwriting discounts and commissions paid by us	1.000%	$1,500,000
Proceeds to us, before expenses	99.000%	$148,500,000

(1)	Plus accrued interest from September 20, 2022 to the date of delivery.

We estimate that our total expenses for this offering, including our reimbursement of the underwriters for their out-of-pocket expenses incurred in connection with this offering, including legal fees and expenses, marketing, syndication and travel expenses, and excluding underwriting discounts and commissions, will be approximately $990,000. We have agreed to reimburse the underwriters up to $150,000 for certain of their offering expenses including their FINRA counsel fee and roadshow expenses. In accordance with FINRA Rule 5110, the underwriters’ reimbursed fees and expenses are deemed underwriting compensation for this offering.

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

No Public Trading Markets

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.

No Sale of Similar Securities

We have agreed with the underwriters that for the period beginning on the date of the Underwriting Agreement and continuing to and including the closing date of the offering contemplated hereby, we will not, without the prior consent of Piper Sandler & Co., offer or sell, or enter into any agreement to sell, any debt securities (excluding deposit obligations) of ours or of our subsidiaries, other than the Notes sold to the underwriters pursuant to the Underwriting Agreement.

Stabilization

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue such activities at any time without notice.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their respective affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by any of the underwriters or any of their respective affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or any of the underwriters in its capacity as an underwriter and should not be relied on by investors.

Other Relationships with the Underwriters

Some of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. Such underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the Notes will be made against payment therefor on or about September 20, 2022, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to any retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

There are restrictions on the offer and sale of the Notes in the UK. All applicable provisions of the Financial Services and Markets Act 2000, or FSMA, with respect to anything done by any person in relation to the Notes in, from, or otherwise involving, the UK must be complied with. This prospectus supplement is being distributed only to and is directed only at persons located outside the UK or in the UK to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the Notes hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Day Pitney LLP, Parsippany, New Jersey. Covington  & Burling LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, which are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bank Leumi Le-Israel Corporation and subsidiaries as of and for the years ended December 31, 2021 and 2020 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which is incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

VALLEY NATIONAL BANCORP

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

WARRANTS

UNITS

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Stock Market and trades under the symbol “VLY”.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus, in our most recent annual report on Form 10-K, which is incorporated herein by reference, in any of our subsequently filed quarterly and current reports that are incorporated by reference and in any applicable prospectus supplement.

The date of this prospectus is March 25, 2021.

ABOUT THIS PROSPECTUS

References in this prospectus to “Valley,” “we,” “us” and “our” are to Valley National Bancorp. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as “offered securities.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the offered securities.

This document is called a prospectus and is part of a registration statement that we filed with the SEC. Under this registration statement, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings: common stock, preferred stock, debt securities, depositary shares, warrants, and/or units.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (“Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov and on our website at www.valley.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2020; and

•	The description of the common stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules, including under Item 2.02 or 7.01 of Form 8-K) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Tina Zarkadas

Telephone: 973-305-8800

PROSPECTUS SUMMARY

This summary highlights selected information about Valley and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Valley and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we or selling security holders may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

Common Stock

We may sell our no par value common stock. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our no par value preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

An investment in Valley securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect Valley will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Valley. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations.

You may identify these statements by looking for:

•	forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate. Valley assumes no obligation for updating its forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” and “Risk Factors” above.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	increasing our regulatory capital levels;

•	refinancing, reduction or repayment of debt;

•	investments in Valley National Bank and our other subsidiaries as regulatory capital;

•	financing of possible acquisitions; and

•	expansion of the business.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Ronald H. Janis, Esq., Senior Executive Vice President, General Counsel and Corporate Secretary of the Company.

Mr. Janis beneficially owns, or has the right to acquire, an aggregate of less than 0.01% of the outstanding common stock of Valley.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$150,000,000

Valley National Bancorp

6.25% Fixed-to-Floating Rate Subordinated Notes due 2032

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Piper Sandler	Morgan Stanley

Co-Manager

R. Seelaus & Co., LLC